                                                                     Exhibit 2.1

                               MERGER AGREEMENT

     This Merger Agreement (this "Agreement") is dated January 7, 2000 (the
                                  ---------
"Effective Date"), and is by and among PolaRx Biopharmaceuticals, Inc., a
---------------
company duly organized and existing under the laws of the State of Delaware, having a place of business located at 787 Seventh Avenue, 48th Floor, New York, New York 10019 (hereinafter referred to as "PolaRx"), Cell Therapeutics, Inc., a company duly organized and existing under the laws of the State of Washington, having a place of business located at 201 Elliot Ave., Suite 400, Seattle, WA 98119 (hereinafter referred to as "CTI") and PolaRx Biopharmaceuticals
                                   ---
Acquisition Corp., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 201 Elliot Ave., Suite 400, Seattle, WA 98119 (hereinafter referred to "PBAC").

                                    RECITALS

WHEREAS, the respective Boards of Directors of each of CTI, PBAC and PolaRx have determined that it is in the best interests of their respective companies and stockholders that PBAC merge with and into PolaRx (the "Merger") with PolaRx
                                                        ------
being the surviving corporation;

WHEREAS, CTI, as the sole stockholder of PBAC, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law ("DGCL") and the Bylaws of PBAC;
                          ----

WHEREAS, the stockholders of PolaRx have approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of DGCL and the Bylaws of PolaRx;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of PolaRx shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined); and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that CTI, PBAC and PolaRx will each
                               ----
be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

     NOW THEREFORE, PolaRx and CTI hereby agree as follows:

                              ARTICLE 1 THE MERGER


1.1  The Merger. Upon the terms and subject to the conditions set forth in this
     ----------
Agreement, and in accordance with the DGCL, PBAC shall be merged with and into PolaRx at the Effective Time (as defined in Section 1.3). Following the Effective Time, PolaRx shall be the surviving corporation (the "Surviving
                                                                ---------
Corporation") and shall succeed to and assume all the rights and obligations of
-----------
PolaRx in accordance with the DGCL.

1.2  The Closing.  The closing of the Merger (the "Closing") shall occur
     -----------                                   -------
contemporaneously with the filing of this Agreement with the Secretary of State of Delaware (the "Closing").
                  -------

1.3  The Effective Time.    As soon as is practicable following the signing of
     ------------------
this Agreement, the parties shall file a copy of this Agreement or other appropriate documents (in any such case, the "Certificate of Merger") executed
                                              ---------------------
in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as CTI and PolaRx shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").
                                                        --------------

1.4  The Merger Consideration.  As of the Effective Time, as a result of the
     ------------------------
Merger and without any other action on the part of the stockholders,   all of
the outstanding shares of common stock, $0.001 par value per share, of PBAC (the "PBAC Common Stock") shall be converted into shares of common stock of the
 -----------------
Surviving Corporation (the "PolaRx Common Stock") and all of the shares of
                            -------------------
PolaRx outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the stockholders, be automatically converted into the shares of CTI Common Stock (as hereinafter defined) and additional consideration upon subsequent closing dates, for aggregate consideration (the "Merger Consideration") by virtue of the
                                         --------------------
Merger and without any action on the part of the stockholders and be converted into the right of such PolaRx Stockholders to receive that portion of the Merger Consideration (as defined below) set forth across from their names in Schedule 1
                                                                      ----------
(the "PolaRx Stockholders").  Fractional shares shall be rounded up or down to
 ------------------------
the nearest whole number.

The Merger Consideration shall be:

          (a) Two million (2,000,000) unregistered newly issued shares of CTI common stock, no par value per share ("CTI Common Stock"), to be
                                                      ----------------
               issued and delivered to the PolaRx Stockholders at the Effective Time;

          (b) One million (1,000,000) unregistered newly issued shares of CTI Common Stock, subject to stock splits, stock dividends, reclassifications and reorganizations, to be issued and delivered to the PolaRx Stockholders on or before the second closing date, which shall be the earlier of, (x) within thirty (30) days following the first New Drug Application approved by the U.S. Food and Drug Administration submitted by CTI or an affiliate or sublicensee of CTI with respect to an Arsenic Product, or (x) the day preceding the fifth anniversary of the Closing Date (the earlier such date shall be referred to herein as the "Second Closing");
                       --------------

          (c) Two million (2,000,000) unregistered newly issued shares of CTI Common Stock, subject to stock splits, stock dividends, reclassifications and reorganizations, to be issued and delivered to the PolaRx Stockholders at the Second Closing;

          (d) A number of unregistered newly issued shares of CTI Common Stock having a Fair Market Value of four million dollars ($4,000,000), to be issued and delivered to the PolaRx Stockholders within thirty (30) days following the end of the first calendar quarter in which aggregate Net Sales of Arsenic Products sold by CTI, affiliates and sublicensees of CTI equal or exceed ten million dollars ($10,000,000) for the previous four (4) calendar quarters;

          (e) An additional number of unregistered newly issued shares of CTI Common Stock having a Fair Market Value of five million dollars ($5,000,000), to be issued and delivered to the PolaRx Stockholders within thirty (30) days following the end of the first calendar quarter in which aggregate Net Sales of Arsenic Products sold by CTI, affiliates and sublicensees of CTI equal or exceed twenty million dollars ($20,000,000) for the previous four
               (4) calendar quarters;

          (f) Until the later of, (x) the last patent to expire contained in the patent rights owned or licensed by PolaRx and included in the PolaRx Assets, or (y) seven (7) years following the first commercial sale of an Arsenic Product by CTI, its sublicensees or affiliates; within thirty (30) days following the end of every calendar year in which Net Sales of Arsenic Products sold by CTI, its sublicensees and affiliates exceed forty million dollars ($40,000,000), CTI shall issue to the PolaRx Stockholders (or to an exchange fund or escrow arrangement for the benefit of, and agreed to in writing by a majority of the PolaRx Stockholders, a number of shares of CTI Common Stock having a Fair Market Value equal to two percent (2%) of Net Sales of Arsenic Products sold by CTI, its sublicensees or affiliates during the previous calendar year.

If at the time that any payment shall be required pursuant to this Section 1.4, CTI does not have a class of common stock that is then publicly traded on a national securities exchange, than any such payment shall be made in cash in the applicable amount.

1.5  Stockholder Approval.  Issuance of the CTI Common Stock issuable under
     --------------------
Sections 1.4(c), (d), (e) and (f) shall be subject to the approval of the
stockholders of CTI.   On or before the earlier to occur of (i) the Company's
next annual meeting of stockholders and (ii) September 30, 2000, CTI shall cause a meeting of stockholders of CTI to be held to consider approval of all of the CTI Common Stock issuable to the PolaRx Stockholders pursuant to Sections 1.4(c), (d), (e) and (f). To the extent that the CTI stockholders do not approve of the issuance of any of such shares on or before the time such shares would otherwise be required to be issued hereunder (or if later, by January 1, 2001 in the case of Section 1.4(c)) (the "Delivery Date"), then within one hundred and twenty (120) days of the relevant Delivery Date, CTI shall issue to PolaRx Stockholders an amount of cash (or other equity securities as may be offered by CTI and acceptable to a majority of the PolaRx Stockholders (based upon the number of shares held by each), to be determined in the sole and absolute discretion of a majority of the PolaRx Stockholders) equal to the Fair Market Value of the CTI Common Stock at the time of such Delivery Date.

1.6  Registration Rights.  Subject to reasonable and customary black-out periods
     -------------------
in the case of certain public offerings by CTI as may be requested by the managing underwriter in connection with such offerings (but in no event more than one hundred and eighty (180) days during any twelve month period), upon receipt of a written request of holders of at least fifty percent (50%) of the CTI Common Stock issued by CTI under this Agreement and unregistered through the date of such request (the "CTI Securities"), CTI shall use its reasonable best efforts, at its own expense (excluding underwriting commissions and discounts) for up to four (4) such demands, to file within thirty (30) days from the date or such written notice, a registration statement with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended, registering the CTI Securities for public resale and shall use its best efforts to have such registration statement declared effective by the SEC. CTI Common Stock registration rights under this Section shall not be assignable except to family trusts or controlled affiliates.

1.7  The Surviving Corporation.  The Certificate of Incorporation of PolaRx as
     -------------------------
in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law. The Bylaws of PolaRx as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. The officers and directors of PBAC shall be the officers and directors of the Surviving Corporation until their successors are duly elected. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE 2
             REPRESENTATIONS AND WARRANTIES OF POLARX, CTI AND PBAC

     2.1  PolaRx Assets.  (a) Subject to the terms of this Agreement, at the
          -------------
Closing (as hereinafter defined), PolaRx represents and warrants to CTI that PolaRx has good and proper title free and clear of any Liens and to the following schedule of assets owned by PolaRx, which constitute substantially all of PolaRx's assets (collectively, the "PolaRx Assets"):
                                       -------------

          (1) Exclusive License Agreement dated February 9, 1998, between PolaRx and Sloan Kettering Institute for Cancer Research relating to United States Patent Application Serial Number 60/064,655 ("SKI" and the "SKI License", attached hereto as Exhibit A);
                 ---           -----------

           (2) License Agreement dated May 24, 1999 between the Samuel Waxman Cancer Research Foundation and PolaRx relating to United States Patent Application Serial Number 08/702,011 (attached hereto as Exhibit B);

           (3) License Agreement dated August 5, 1999 between the Dr. Lu Dao Pei and PolaRx relating to People's Republic of China Patent Application Number 92104358.9 and corresponding United States Patent Application Serial Number 09/110,366 (attached hereto as Exhibit C);

           (4) United States patent application filed October 15, 1998 claiming priority to United States provisional application number 60/062,375 and the corresponding international patent applications relating thereto including PCT/US98/21782 filed in the United States Receiving Office of the World Intellectual Property Organization on October 18, 1998 (attached hereto as Exhibit D);

           (5) Notice of Claimed Investigational Exemption for a New Drug ("IND") Number 55,291 in the name of PolaRx (attached hereto as Exhibit E);

           (6) Food and Drug Administration Orphan Drug designation dated March 3, 1998, relating to orphan drug application number 97-1096 (attached hereto as Exhibit F);

           (7) Cooperative Research and Development Agreement CACR-0799 and Letter of Intent between the National Cancer Institute of the United States Public Health Service and PolaRx dated October 14, 1998 (attached hereto as Exhibit G);

           (8) Clinical Trial Agreements by and between Sloan-Kettering Institute for Cancer Research and its affiliate, Memorial Hospital for Cancer and Allied Diseases and PolaRx dated September 9, 1997, June 3, 1998, June 26, 1998 and July 20, 1998
               (attached hereto as Exhibit H);

           (9) Clinical Trial Agreements by and between PolaRx, and; Health Research Association Inc. dated July 15, 1998; The Cleveland Clinic Foundation dated October 15, 1998; Stanford University dated October 25, 1998; Georgetown University/Lombardi Cancer Center dated May 1, 1998; Georgetown University/Lombardi Cancer Center dated November 30, 1998; and LabCorp dated August 10, 1998 (attached hereto as Exhibit I);

          (10) Contract Agreements between Research Testing Laboratories, Inc. and PolaRx dated February 11, 1998, July 14, 1998 and September 2, 1998 (attached hereto as Exhibit J);

          (11) Clinical Data Management Consultant Agreement between Meta Solutions, Inc. and PolaRx dated July 14, 1999 (attached hereto as Exhibit K);

          (12) Agreement between Abt Associates Inc. and PolaRx dated August 12, 1999 (attached hereto as Exhibit L);

          (13) Supply Agreement between ChemCon, GbR and PolaRx dated July 23, 1999 (attached hereto as Exhibit M);

          (14) Development Supply Agreement between Taylor Pharmaceuticals, Inc. and PolaRx dated June 3, 1999 (attached hereto as Exhibit N);

          (15) Inventory of the tangible assets owned by PolaRx and specifically listed in the schedule of assets attached hereto as Exhibit O; and

          (16) All other clinical and non-clinical data, information and know-how owned by PolaRx specifically listed in the schedule of assets attached hereto as Exhibit P.

     (b) After the Closing, CTI shall be responsible for all of the costs, expenses and other obligations associated with the clinical, regulatory, manufacturing and marketing of Arsenic Trioxide on a worldwide basis and shall specifically assume the contractual and other obligations arising under the PolaRx Assets.

          2.2  Tax Intent of the Parties.  It is the intention of the parties
               -------------------------
that the Merger be treated as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended. The parties shall use their best efforts to take all reasonable actions necessary to cause the Merger to qualify as a reorganization pursuant to such section and shall treat the Merger accordingly on their respective tax returns.

     2.3    Assumed Liabilities.  Subject to the terms of this Agreement, CTI
            -------------------
and PBAC hereby jointly and severally guarantee, and CTI and PBAC shall only be responsible for guaranteeing (in addition to the continuing obligations contained within the PolaRx Contracts described in Section 2.1(a) above), the Liabilities of PolaRx specifically set forth in the Schedule attached hereto as Exhibit R (collectively, the "Assumed Liabilities"), including but not limited
                              -------------------
to payment of all principal and interest on the notes (the "Notes") set forth in Exhibit R attached hereto when and as the same shall become due, whether at the stated maturity thereof or by acceleration or call for prepayment or otherwise. CTI further specifically agrees to assume the liability of PolaRx to Paramount Capital, Inc. ("PCI") in the amount, but only to the extent, of seven hundred and fifty thousand dollars ($750,000) pursuant to the Advisory Agreement between PolaRx and PCI dated June 30, 1998.

                                   ARTICLE 3
                           REPRESENTATIONS OF POLARX

     3.1    Organization; Qualification.  PolaRx is a corporation validly
            ---------------------------
existing and in good standing under the laws of the State of Delaware with corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted.

     3.2    Authorization.  PolaRx has the requisite corporate power and
            -------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by PolaRx have been duly authorized by the board of directors of PolaRx and no other proceedings on the part of PolaRx are necessary with respect thereto. Assuming that CTI has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of PolaRx, enforceable in accordance with its terms, except as enforceability may be limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at law

     3.3    Consents and Approvals.  Except as specified in Exhibit S attached
            ----------------------
hereto, PolaRx is not required to obtain any material permit, make any filing with, or obtain the consent of any Governmental Authority, any party to any PolaRx Contract, or any other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     3.4    Capitalization.  The authorized, issued and outstanding capital
            --------------
stock of the Company is as set forth in Schedule 1 attached hereto.

     3.5    No Violations.  PolaRx's execution and delivery of this Agreement
            -------------
and performance by PolaRx of its obligations under this Agreement do not (1) violate any provision of the certificate of incorporation or by-laws of PolaRx,
(2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of PolaRx under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which either PolaRx is a party or by which any properties or assets of PolaRx are bound, or (3) violate any Law or Order currently in effect to which PolaRx is subject.

     3.6    Contracts.  PolaRx has made available to CTI a true correct and
            ---------
complete copy of each PolaRx contract included as a PolaRx Asset (the "PolaRx Contracts"). Each PolaRx Contract is in full force and effect and is valid and enforceable in accordance with its terms. PolaRx is not in default under any PolaRx Contract, and to PolaRx's knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute an event of default under any PolaRx Contract. To the knowledge of PolaRx, no other party to any of the PolaRx Contracts is in default under that PolaRx Contract.

          3.7  Indemnification.  (a) Each PolaRx Stockholder hereby indemnifies
               ---------------
CTI and PBAC (the "CTI Indemnified Parties") pro rata in proportion to the Merger Consideration to be received by each such PolaRx Stockholder as set forth on Schedule 1 attached hereto against any and all excluded claims for liabilities not disclosed in writing to CTI on or before the Closing to the extent they exceed two hundred thousand dollars ($200,000) in the aggregate, the remedy for which shall be an offset against any and all consideration owed or owable under this Agreement.

          (b) Notwithstanding Section 3.7(a) above, no offset shall be made by CTI or PBAC against the Assumed Liabilities or the initial CTI Common Stock issued pursuant to Subsection 1.4(a) hereof.

          (c) Promptly after receipt by a CTI Indemnified Party entitled to indemnification pursuant to this Section of notice of the commencement of any action, the CTI Indemnified Party will, if a claim in respect thereof is to be made against the CTI Indemnified Party regarding an undisclosed liability under this Section 3.7, the CTI Indemnified Party shall notify, in writing, the Representative (as defined in Section 6.9 below) of the commencement thereof. Upon such notification, the Representative will be entitled to participate in and, to the extent that it may wish, assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to the CTI Indemnified Party.

          (d) No settlement, compromise, consent to entry of judgment or other termination of any action in respect of which a CTI Indemnified Party may seek indemnification hereunder (whether or not any CTI Indemnified Party is a party thereto) shall be made without the prior written consent of the Representative.

                                   ARTICLE 4
                        REPRESENTATIONS OF CTI AND PBAC

            CTI and PBAC each represent to PolaRx as follows:

     4.1    Organization; Qualification.  CTI is a corporation validly existing
            ---------------------------
and in good standing under the laws of the State of Washington with corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted. PBAC is a corporation validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted

     4.2    Authorization.  CTI and PBAC each have the requisite corporate power
            -------------
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by CTI and PBAC have each been duly authorized by the responsible corporate officers of CTI and PBAC, respectively, and no other proceedings on the part of CTI or PBAC are necessary with respect thereto. Assuming that PolaRx has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of CTI and PBAC, enforceable in accordance with its terms, except as enforceability may be limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     4.3    Consents and Approvals.  Neither CTI nor PBAC are required to obtain
            ----------------------
any permit, make any filing with, or obtain the consent of any Governmental Authority or any other

Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     4.4    No Violations.  CTI and PBAC's execution and delivery of this
            -------------
Agreement and performance by it of its obligations under this Agreement do not
(1) violate any provision of the certificate of incorporation or by-laws of CTI or PBAC, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of CTI or PBAC under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which CTI or PBAC is a party or by which any properties or assets of CTI or PBAC are bound, or (3) violate any Law or Order currently in effect to which CTI or PBAC is subject.

                                   ARTICLE 5
                              ANCILLARY AGREEMENTS

     5.1 At the Closing, PolaRx, CTI and PBAC shall either enter into, or deliver to the other, copies of the following agreements:

          (a) Consent Letters from each PolaRx employee to CTI and PBAC consenting to the assignment of their inventions, obligations of confidentiality and the like to PolaRx;

          (b) Non-competition Agreements between PolaRx and each PolaRx employee and Paramount Capital Investments, LLC agreeing not to compete for a period of five (5) years which respect to the commercialization or sale of any Arsenic Product, such limitation with respect to Paramount Capital Investments, LLC shall not include making investments on a passive basis in publicly traded companies;

          (c) Voting Agreement from the shareholders of PolaRx comprising at least eighty percent (80%) the outstanding PolaRx shares, that for a period of four (4) years while such holders continue to hold the CTI Common Stock received in the Merger, the CTI Common Stock shall be voted as recommended by the then incumbent Board of Directors of CTI;

          (d) Investor Representation Letters from holders of PolaRx Common Stock establishing that the issuance of securities by CTI in connection with the Merger is exempt from registration under the Securities Act of 1933, as amended.

                                   ARTICLE 6
                                 MISCELLANEOUS

     6.1    Definition of Certain Terms. When used in this Agreement, the
            ---------------------------
following terms shall have the following meanings:


          "Affiliate" means an individual or entity controlled by or under
           ---------
common control with a party.

          "Control" means direct or indirect ownership of voting securities
           -------
comprising at least fifty percent (50%) of the issued and outstanding voting securities of an entity or other contractual or other arrangements by which a party may exert significant influence on another individual or entity.

          "Know-how" means all tangible information related to an Arsenic
           --------
Product and pharmacological, toxicological, clinical, analytical, and quality control data, and regulatory information, including but not limited to formulations, materials, data, drawings and sketches, designs, testing and test results, and other regulatory information of a like nature, owned by or licensed to PolaRx and which PolaRx has a right to disclose.

          "Arsenic Product" means a product containing (a) arsenic trioxide or
           ---------------
its metabolites, or (b) forms of arsenic that are, or that may be, described in the international patent application of Dr. Lu Dao Pei (included as an attachment to Exhibit C hereto), as an active ingredient for human or animal use.

          "Net Sales" means, in the case of Arsenic Products that are sold, the
           ---------
invoice price to the retail customer of Arsenic Products sold by CTI, its sublicensee(s), exclusive or semi-exclusive distributors or any affiliates (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Arsenic Products, or sales taxes.

          "Fair Market Value" means the average closing bid price as published
           -----------------
by a national securities exchange of publicly traded securities for the ten (10) trading days immediately preceding the date of issue of such securities.

          "Governmental Authority" means any governmental or regulatory body, or
           ----------------------
political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority

          "Law" means any laws, statutes, ordinances, regulations, rules, and
           ---
orders of any Governmental Authority.

          "Liability" means any direct or indirect liability, indebtedness,
           ---------
obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured.

          "Lien" means, with respect to the assets or property of any Person,
           -----
any claim, lien, security interest, deed of trust, mortgage, encumbrance or charge of any kind, excluding statutory liens for taxes not yet due, in favor of any other Person, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Order" means any award, decision, injunction, judgment, order,
           ------
ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Body.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

          "Sublicensee" shall mean a person that is granted an exclusive, semi-
           -----------
exclusive or non-exclusive right to manufacture, market and/or sell an Arsenic Product directly or indirectly from CTI.

     6.2  Severability. If any provision of this Agreement is held in any
          ------------
jurisdiction to be prohibited or unenforceable for any reason, that provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable that provision in any other jurisdiction.

     6.3  Notices.  (a)  Every notice or other communication required or
          -------
contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a Party must be directed to the address for that Party set forth below, or to another address designated by that party by written notice:


     If to CTI, to:

     Cell Therapeutics, Inc.
     201 Elliot Avenue
     Suite 400
     Seattle, WA  98119
     Attention: James Bianco, M.D.

     with a copy to:

     Wilson, Sonsini, Goodrich & Rosati
     650 Page Mill Road
     Palo Alto CA, 94304
     Attention: Michael Kennedy, Esq.

     If to PBAC:
     PolaRx Biopharmaceuticals Acquisition Corp.
     c/o Cell Therapeutics, Inc.
     201 Elliot Avenue
     Suite 400
     Seattle, WA 98119
     Attn: James Bianco, M.D.

     If to PolaRx, to:

     PolaRx Biopharmaceuticals, Inc.
     787 Seventh Avenue, 48th Floor
     New York, New York 10018
     Attention: Mark C. Rogers, M.D., Chairman

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom
     919 Third Avenue
     New York, New York  10022
     Attention:  Kathy Bristor, Esq.

     If to the Representative, to:

     David M. Tanen
     787 Seventh Avenue, 48th Floor
     New York, NY 10019

          (b) Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     6.4  Entire Agreement.  This Agreement, together with all exhibits and
          ----------------
schedules, and the Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

     6.5  Amendments and Waivers.  This Agreement may not be amended except by
          ----------------------
an instrument in writing signed on behalf of each of the parties. No waiver by any party of any default, breach or misrepresentation under this Agreement will be deemed to extend to any prior or subsequent default, breach or misrepresentation or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     6.6  Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which is deemed an original and all of which together constitute one and the same instrument.

     6.7  Governing Law. This Agreement is governed by the law of the state of
          -------------
Delaware, without giving effect to the conflicts of laws provisions.

     6.8  Binding Effect.  This Agreement is binding upon and inures to the
          --------------
benefit of the parties and their respective heirs, successors and permitted assigns.

     6.9  Appointment of Representative.  The holders of a majority of the
          -----------------------------
Polarx Common Stock immediately prior to the Effective Date hereby appoint and empower David M. Tanen to act as their representative (the "Representative") with respect to rights that inure to them under this Agreement as PolaRx Stockholders until such time as he is replaced, retires or is removed, in which case a successor shall be appointed. The Representative shall be entitled now and in the future to negotiate and uphold the rights of the PolaRx Stockholders under this Agreement, which is specifically acknowledged. The Representative shall not be the sole remedy of the PolaRx Stockholders and such PolaRx Stockholders may avail themselves of any and all remedied available to them under the DGCL or at law or equity.

     6.10  Assignment.  PolaRx and CTI and PBAC may freely assign any of their
           ----------
rights (but not their obligations) under this Agreement without the prior written consent of the other, but with an obligation of providing timely written notice to the other of any such assignment.

     IN WITNESS HEREOF, PolaRx, CTI and PBAC hereby execute this Agreement as of the date stated in the first introductory clause of this Agreement.

                                       POLARX BIOPHARMACEUTICALS, INC.


                                       By:
                                           ----------------------------
                                           Name:
                                           Title:


                                       CELL THERAPEUTICS, INC.


                                       By:
                                           ----------------------------
                                           Name:
                                           Title:


                                       POLARX BIOPHARMACEUTICALS
                                        ACQUISITION CORP.


                                       By:
                                           ----------------------------
                                           Name:
                                           Title: